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                       [FULBRIGHT & JAWORSKI LETTERHEAD]

July 28, 1997

Dreco Energy Services Ltd.
Suite 1340 Weber Centre
5555 Calgary Trail
Edmonton, Alberta, Canada T6H5P9

Gentlemen:


     You have requested our opinion concerning certain United States federal income tax consequences of a proposed transaction (the "Arrangement") among Dreco Energy Services Ltd. ("Dreco"), an Alberta corporation, National-Oilwell, Inc. ("National-Oilwell"), a Delaware corporation, and the shareholders of Dreco pursuant to a Combination Agreement dated as of May 14, 1997, as amended (the "Combination Agreement"), between National-Oilwell and Dreco. Descriptions of the parties and of the Arrangement and related transactions, as well as the meaning of terms not otherwise defined in this letter, are set forth in the Joint Management Information Circular and Proxy Statement/Prospectus (the "Prospectus") included in this Registration Statement on Form S-4. Dreco and National-Oilwell have represented to us that the information contained in the Prospectus is accurate and complete in all material respects as of its execution date. Also, we assume such information will be accurate and complete in all respects material hereto as of the effective time of the Arrangement.


SUMMARY OF TRANSACTIONS

     Generally, pursuant to the Arrangement, each Dreco shareholder will exchange each of his or her Dreco Class "A" common shares for 1.2 Exchangeable Shares (subject to adjustment) of Dreco. Each holder of an Exchangeable Share may at any time elect to exchange such Exchangeable Share for 1 share of National-Oilwell common stock. Each Exchangeable Share will entitle its holder to receive dividends from Dreco equivalent to any dividend paid on National-Oilwell common stock, entitle the holder to vote (through a trustee arrangement) at meetings of stockholders of National-Oilwell, and entitle the holder to participate, in the event of the liquidation of National-Oilwell, on a pro rata basis with the holders of National-Oilwell common stock in the distribution of assets of National-Oilwell. The steps involved in the Arrangement are summarized as follows:

          (i) Dreco will amend its Articles of Amalgamation to authorize an unlimited number of Exchangeable Shares and one Class A Preferred Share;

          (ii) Dreco will issue one Class A Preferred Share to National-Oilwell in exchange for one share of National-Oilwell common stock;

          (iii) Each Dreco Class "A" common share (other than Dreco common shares held by holders who have properly exercised their right of dissent and are ultimately entitled to be paid fair value for their shares) will be exchanged for 1.2 Exchangeable Shares (subject to adjustment) or, at the election of the holder, the equivalent number of shares of National-Oilwell common stock;

          (iv) Dreco will amend its Articles of Amalgamation to reduce the number of authorized Dreco common shares to one;

          (v) the one Dreco Class A Preferred Share held by National-Oilwell will be exchanged for one Dreco common share; and

          (vi) Dreco will amend its Articles of Amalgamation to delete the Class A Preferred Share from its authorized share capital.
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     As a result of the foregoing, immediately following the Effective Time,
Dreco's outstanding share capital will consist of one Dreco common share held by National-Oilwell and the Exchangeable Shares held by the former holders of Dreco Class "A" common shares.

OPINION

     Although it is not free from doubt, based upon the foregoing and such legal considerations as we deem relevant, it is our opinion that for United States federal income tax purposes the exchange of Dreco Class "A" common shares solely for Dreco Exchangeable Shares pursuant to the Arrangement should qualify as a "reorganization" within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"). There is, however, no direct authority addressing the proper characterization of transactions similar to the Arrangement for United States federal income tax purposes and, therefore, this opinion is subject to significant uncertainty.

ASSUMPTIONS AND QUALIFICATIONS

     In connection with this opinion we have reviewed the Prospectus, and Dreco and National-Oilwell have represented to us that the Arrangement and related transactions will be carried out in accordance with the terms of the Prospectus. In addition, National-Oilwell and Dreco have made certain representations to us in certificates (the "Companies Certificates") dated the same date as this opinion. Copies of the Companies Certificates are attached hereto as Exhibit A. We understand and assume that under applicable Alberta and Canadian law, the Exchangeable Shares will constitute capital stock of Dreco and not capital stock in National-Oilwell, notwithstanding any rights they have with respect to National-Oilwell common stock and the related dividend, voting and liquidation rights with respect thereto. Dreco's Canadian counsel, Blake, Cassels & Graydon, has confirmed this understanding and assumption to us in an opinion (the "BC&G opinion") attached as Exhibit B, on which we have relied.

     This opinion is based on statutes, regulations promulgated thereunder, and Internal Revenue Service rulings (including private letter rulings) and court decisions published to date, all of which are subject to change by the United States Congress, Internal Revenue Service, and the United States courts. Our opinion does not address all tax consequences applicable to the Arrangement and is limited to the conclusion set forth above, and no other opinions are expressed or implied. Further, our opinion is limited to the specific United States federal income tax consequences of the transactions described herein. Thus, for example, no opinion is expressed concerning any state, local, or foreign tax consequences of such transactions.

     The parties have not requested or received any advance ruling from the Internal Revenue Service (the "Service") pertaining to the transactions described herein. Our opinion is not binding upon the Service or any court. Accordingly, the Service may challenge the conclusion set forth above in an audit of a Dreco shareholder or of one or more of the parties to the Arrangement. If such challenge occurs, it may be necessary to resort to administrative proceedings or litigation in an effort to sustain such conclusion, and there can be no assurance that such conclusion ultimately will be sustained.

     The opinion set forth above is based in part upon facts and representations concerning the transactions contained in the Prospectus, the BC&G opinion and upon the additional representations set forth in the Companies Certificates. We have not made an independent investigation to determine the accuracy or completeness of the BC&G opinion or such facts and representations, and our opinion is conditioned on the accuracy and completeness of such BC&G opinion and such facts and representations and upon the assumption that they will be accurate and complete as of the effective time of the Arrangement. If such BC&G opinion or such facts and representations are not accurate and complete or such assumption is not correct, the exchange of Dreco Class "A" common shares solely for Dreco Exchangeable Shares pursuant to the Arrangement may not qualify as a reorganization within the meaning of section 368(a) of the Code.

     This opinion is rendered solely for the benefit of Dreco and is not to be used, circulated, copied, quoted or referred to without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission of which the Prospectus is a part, and to the reference to us under the captions "Income Tax Consequences To Dreco
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Shareholders and Optionholders" and "Legal Matters" in the Prospectus. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          Fulbright & Jaworski L.L.P.

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